Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Iowa Telecommunications Services, Inc. on Form S-1 of our report dated March 26, 2004 (November 15, 2004 as to notes 1, 13 and 17) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” as of January 1, 2002 and the retroactive adoption of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” effective January 1, 2004) appearing in Amendment No. 6 to Registration Statement No. 333-114349, and to the reference to us under the heading “Experts” in Amendment No. 6 to Registration Statement No. 333-114349, which is part of this Registration Statement.

/S/  DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Des Moines, Iowa

November 17, 2004